Exhibit 99.1

CBSH
1000 Walnut Street / Post Office Box 419248 / Kansas City, Missouri 64151-6248 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, January 15, 2013

COMMERCE BANCSHARES, INC. ANNOUNCES FOURTH
QUARTER EARNINGS PER SHARE GROWTH OF 9%

Commerce Bancshares, Inc. announced earnings of $.72 per share for the three months ended December 31, 2012 compared to $.66 per share in the fourth quarter of 2011, or an increase of 9.1%. Net income for the fourth quarter amounted to $66.8 million, compared to $61.5 million in the same quarter last year and $66.0 million in the prior quarter. For the quarter, the return on average assets totaled 1.25%, the return on average equity was 11.6% and the efficiency ratio was 59.6%.

For the year ended December 31, 2012, earnings per share totaled $2.90 compared to $2.69 in 2011, or an increase of 7.8%. Net income amounted to $269.3 million in 2012 compared to $256.3 million for the same period last year, or an increase of $13.0 million. In 2012, the return on average assets was 1.30%, the return on average equity was 12.0% and the efficiency ratio was 59.3%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “We were pleased to report record earnings in 2012 of over $269 million, which represents an increase of 5%. Current quarter results compared to the previous quarter reflected growth in net interest income, low credit costs and solid growth in both trust and bankcard fees. Strong growth in deposits coupled with continued new loan volumes and higher interest on inflation-protected securities enabled our net interest income to increase this quarter. Non-interest income increased $2.4 million this quarter compared to the previous quarter, and was up 10% compared to last year as a result of growth in commercial card fees of 25% and double digit growth in credit card and trust fee income. Expense growth this quarter was mainly centered in salaries and technology costs where we continued to make investments in our fee businesses. Average loans grew $174.5 million, or 2%, this quarter over the previous quarter from growth in both consumer and commercial lending activities while average deposits increased $720.7 million, or 4%. Record earnings over the last two years have strengthened our capital and liquidity and allowed us to pay a special dividend in December of $1.50 per share in advance of the higher tax rates now in effect.”

Further, Mr. Kemper noted, “Net loan charge-offs for the current quarter totaled $10.8 million, compared to $15.6 million in the fourth quarter of 2011 and $9.1 million in the previous quarter. Commercial net loan charge-offs increased $2.0 million this quarter compared to the previous quarter while consumer loan losses declined by 3% and totaled $8.8 million. During the current quarter, the provision for loan losses totaled $8.3 million, or $2.5 million less than net loan charge-offs, reflecting improved credit trends even as loan balances increased. Our allowance for loan losses amounted to $172.5 million this quarter, representing 3.4 times our non-performing loans. Total non-performing assets also decreased $8.6 million from the previous quarter to $64.9 million this quarter.”

(more)

Total assets at December 31, 2012 were $22.2 billion, total loans were $9.8 billion, and total deposits were $18.3 billion. During the quarter, the Company issued a 5% stock dividend and paid both a regular cash dividend of $.23 per share and a special cash dividend of $1.50 per share. The Company also repurchased approximately 774,000 shares of its common stock at an average price per share of $37.93 (per share price of $36.12 as adjusted for the 5% stock dividend).

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	9/30/2012	12/31/2012	12/31/2011
Non-Accrual Loans	$55,201	$51,410	$75,482
Foreclosed Real Estate	$18,234	$13,453	$18,321
Total Non-Performing Assets	$73,435	$64,863	$93,803
Non-Performing Assets to Loans	.76%	.66%	1.02%
Non-Performing Assets to Total Assets	.35%	.29%	.45%
Loans 90 Days & Over Past Due — Still Accruing	$12,232	$15,347	$14,958

This financial news release, including management's discussion of fourth quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited)	September 30, 2012	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$153,811	$161,253	$161,757	$639,906	$646,070
Taxable equivalent net interest income	159,934	168,428	167,940	665,214	669,515
Non-interest income	100,922	103,309	94,035	399,630	392,917
Investment securities gains (losses), net	3,180	(3,728)	4,942	4,828	10,812
Provision for loan losses	5,581	8,326	12,143	27,287	51,515
Non-interest expense	153,391	158,277	156,030	618,469	617,249
Net income attributable to Commerce Bancshares, Inc.	66,006	66,791	61,504	269,329	256,343
Cash dividends	20,165	150,789	19,504	211,608	79,140
Net total loan charge-offs (recoveries)	9,082	10,826	15,649	39,287	64,521
Business	202	791	650	(2,497)	4,988
Real estate — construction and land	(102)	(517)	2,624	(283)	6,950
Real estate — business	(25)	1,799	731	5,108	3,563
Consumer credit card	6,277	6,095	6,986	24,475	31,617
Consumer	1,791	1,731	2,682	8,127	12,156
Revolving home equity	314	187	884	1,804	1,667
Real estate — personal	267	411	798	1,426	2,772
Overdraft	358	329	294	1,127	808
Per common share:
Net income — basic	$.71	$.73	$.66	$2.91	$2.70
Net income — diluted	$.72	$.72	$.66	$2.90	$2.69
Cash dividends	$.219	$1.648	$.209	$2.305	$.834
Diluted wtd. average shares o/s	91,552	90,999	93,086	91,894	94,712
RATIOS
Average loans to deposits (1)	56.89%	55.53%	56.01%	55.80%	59.15%
Return on total average assets	1.28%	1.25%	1.19%	1.30%	1.32%
Return on total average equity	11.57%	11.62%	11.39%	12.00%	12.15%
Non-interest income to revenue (2)	39.62%	39.05%	36.76%	38.44%	37.82%
Efficiency ratio (3)	59.99%	59.62%	60.71%	59.26%	59.10%
AT PERIOD END
Book value per share based on total equity	$25.08	$23.76	$23.24
Market value per share	$38.41	$35.06	$36.30
Allowance for loan losses as a percentage of loans	1.82%	1.75%	2.01%
Tier I leverage ratio	10.00%	9.14%	9.55%
Tangible common equity to assets ratio (4)	10.47%	9.25%	9.91%
Common shares outstanding	91,988,811	91,414,306	93,399,774
Shareholders of record	4,146	4,135	4,218
Number of bank/ATM locations	362	362	363
Full-time equivalent employees	4,707	4,708	4,745
OTHER QTD INFORMATION
High market value per share	$40.70	$38.70	$36.83
Low market value per share	$35.91	$34.69	$29.99

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited) (In thousands, except per share data)	September 30, 2012	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Interest income	$163,194	$170,185	$173,223	$677,969	$697,971
Interest expense	9,383	8,932	11,466	38,063	51,901
Net interest income	153,811	161,253	161,757	639,906	646,070
Provision for loan losses	5,581	8,326	12,143	27,287	51,515
Net interest income after provision for loan losses	148,230	152,927	149,614	612,619	594,555
NON-INTEREST INCOME
Bank card transaction fees	39,488	41,542	36,162	154,197	157,077
Trust fees	23,681	24,351	22,095	94,679	88,313
Deposit account charges and other fees	19,873	20,301	20,623	79,485	82,651
Capital market fees	5,110	4,075	4,591	21,066	19,846
Consumer brokerage services	2,441	2,619	2,142	10,162	10,018
Loan fees and sales	1,358	1,412	1,647	6,037	7,580
Other	8,971	9,009	6,775	34,004	27,432
Total non-interest income	100,922	103,309	94,035	399,630	392,917
INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	5,989	(356)	(796)	11,223	2,190
Noncredit-related losses (reversals) on securities not expected to be sold	(6,546)	93	14	(12,713)	(4,727)
Net impairment losses	(557)	(263)	(782)	(1,490)	(2,537)
Realized gains (losses) on sales and fair value adjustments	3,737	(3,465)	5,724	6,318	13,349
Investment securities gains (losses), net	3,180	(3,728)	4,942	4,828	10,812
NON-INTEREST EXPENSE
Salaries and employee benefits	89,292	94,553	88,010	360,899	345,325
Net occupancy	11,588	11,581	11,674	45,534	46,434
Equipment	4,976	4,983	5,583	20,147	22,252
Supplies and communication	5,400	5,641	5,550	22,321	22,448
Data processing and software	19,279	18,768	17,873	73,798	68,103
Marketing	4,100	2,715	3,469	15,106	16,767
Deposit insurance	2,608	2,692	2,680	10,438	13,123
Debit overdraft litigation	—	—	7,400	—	18,300
Other	16,148	17,344	13,791	70,226	64,497
Total non-interest expense	153,391	158,277	156,030	618,469	617,249
Income before income taxes	98,941	94,231	92,561	398,608	381,035
Less income taxes	32,155	27,628	29,514	127,169	121,412
Net income	66,786	66,603	63,047	271,439	259,623
Less non-controlling interest expense (income)	780	(188)	1,543	2,110	3,280
Net income attributable to Commerce Bancshares, Inc.	$66,006	$66,791	$61,504	$269,329	$256,343
Net income per common share — basic	$.71	$.73	$.66	$2.91	$2.70
Net income per common share — diluted	$.72	$.72	$.66	$2.90	$2.69

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	September 30, 2012	December 31, 2012	December 31, 2011
ASSETS
Loans	$9,638,645	$9,831,384	$9,177,478
Allowance for loan losses	(175,032)	(172,532)	(184,532)
Net loans	9,463,613	9,658,852	8,992,946
Loans held for sale	8,741	8,827	31,076
Investment securities:
Available for sale	9,020,951	9,522,248	9,224,702
Trading	13,595	28,837	17,853
Non-marketable	117,540	118,650	115,832
Total investment securities	9,152,086	9,669,735	9,358,387
Short-term federal funds sold and securities purchased under agreements to resell	10,475	27,595	11,870
Long-term securities purchased under agreements to resell	850,000	1,200,000	850,000
Interest earning deposits with banks	132,144	179,164	39,853
Cash and due from banks	426,742	573,066	465,828
Land, buildings and equipment — net	350,040	357,612	360,146
Goodwill	125,585	125,585	125,585
Other intangible assets — net	5,804	5,300	7,714
Other assets	353,539	353,853	405,962
Total assets	$20,878,769	$22,159,589	$20,649,367
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$5,814,932	$6,299,903	$5,377,549
Savings, interest checking and money market	9,025,688	9,817,943	8,933,941
Time open and C.D.’s of less than $100,000	1,094,215	1,074,618	1,166,104
Time open and C.D.’s of $100,000 and over	914,795	1,156,189	1,322,289
Total deposits	16,849,630	18,348,653	16,799,883
Federal funds purchased and securities sold under agreements to repurchase	1,257,949	1,083,550	1,256,081
Other borrowings	103,744	103,710	111,817
Other liabilities	360,374	452,102	311,225
Total liabilities	18,571,697	19,988,015	18,479,006
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	446,387	458,646	446,387
Capital surplus	1,033,515	1,102,507	1,042,065
Retained earnings	717,138	477,210	575,419
Treasury stock	(60,644)	(7,580)	(8,362)
Accumulated other comprehensive income	166,040	136,344	110,538
Total stockholders’ equity	2,302,436	2,167,127	2,166,047
Non-controlling interest	4,636	4,447	4,314
Total equity	2,307,072	2,171,574	2,170,361
Total liabilities and equity	$20,878,769	$22,159,589	$20,649,367

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	September 30, 2012			December 31, 2012		December 31, 2011
	Average Balance	Avg. Rates Earned/Paid		Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,018,475	3.39%		$3,041,700	3.29%	$2,819,598	3.53%
Real estate — construction and land	339,908	4.30		345,608	4.11	386,738	4.52
Real estate — business	2,182,584	4.39		2,200,088	4.33	2,162,052	4.67
Real estate — personal	1,523,148	4.31		1,571,860	4.15	1,421,296	4.64
Consumer	1,205,318	5.54		1,272,831	5.35	1,111,299	6.08
Revolving home equity	444,076	4.17		436,671	4.13	464,694	4.24
Consumer credit card	730,104	11.83		748,754	11.42	733,712	11.62
Overdrafts	5,353	—		5,908	—	7,101	—
Total loans (B)	9,448,966	4.76		9,623,420	4.64	9,106,490	5.01
Loans held for sale	8,753	3.86		8,818	3.74	36,987	2.55
Investment securities:
U.S. government and federal agency obligations	329,172	(.07)	(C)	341,537	5.11	328,641	2.49
Government-sponsored enterprise obligations	276,505	1.65		400,387	1.72	305,003	1.93
State and municipal obligations (A)	1,387,624	3.89		1,531,754	3.67	1,239,330	4.16
Mortgage-backed securities	3,766,602	2.62		3,447,995	2.79	4,453,362	2.71
Asset-backed securities	2,878,941	1.10		3,157,988.99		2,645,538	1.12
Other marketable securities (A)	121,596	4.50		138,066	5.35	164,545	5.39
Total available for sale securities (B)	8,760,440	2.21		9,017,727	2.39	9,136,419	2.46
Trading securities (A)	24,337	2.34		20,771	2.01	19,785	2.87
Non-marketable securities (A)	117,210	7.54		118,802	17.51	110,486	10.81
Total investment securities	8,901,987	2.29		9,157,300	2.59	9,266,690	2.56
Short-term federal funds sold and securities purchased under agreements to resell	19,400.49			10,371.46		10,162.39
Long-term securities purchased under agreements to resell	847,829	2.31		1,021,741	2.10	850,000	1.97
Interest earning deposits with banks	81,139.20			208,930.25		122,953.25
Total interest earning assets	19,308,074	3.49		20,030,580	3.52	19,393,282	3.67
Non-interest earning assets (B)	1,209,295			1,234,609		1,121,569
Total assets	$20,517,369			$21,265,189		$20,514,851
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$581,819.15			$581,174.13		$529,027.17
Interest checking and money market	8,401,165.21			8,638,073.19		8,068,003.29
Time open & C.D.’s of less than $100,000	1,101,399.70			1,083,492.68		1,186,324.75
Time open & C.D.’s of $100,000 and over	1,004,708.69			1,030,184.65		1,367,472.59
Total interest bearing deposits	11,089,091.30			11,332,923.28		11,150,826.37
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,217,036.07			1,130,210.07		1,147,421.05
Other borrowings	108,819	3.11		103,766	3.25	112,024	3.26
Total borrowings	1,325,855.32			1,233,976.33		1,259,445.33
Total interest bearing liabilities	12,414,946.30%			12,566,899.28%		12,410,271.37%
Non-interest bearing deposits	5,536,274			6,013,165		5,173,106
Other liabilities	296,178			399,160		789,564
Equity	2,269,971			2,285,965		2,141,910
Total liabilities and equity	$20,517,369			$21,265,189		$20,514,851
Net interest income (T/E)	$159,934			$168,428		$167,940
Net yield on interest earning assets		3.30%			3.35%		3.44%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.
(C) Includes ($1.4 million) in inflation income on U.S. Treasury inflation-protected securities in the third quarter of 2012.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2012

For the quarter ended December 31, 2012, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $66.8 million, an increase of $5.3 million over the same quarter last year, and an increase of $785 thousand compared to the previous quarter. The slight increase in net income over the previous quarter resulted mainly from higher net interest income and fees totaling a combined $9.8 million, but offset by a higher provision for loan losses of $2.7 million, net securities losses of $3.7 million and growth in non-interest expense of $4.9 million. For the current quarter, the return on average assets was 1.25%, the return on average equity was 11.62%, and the efficiency ratio was 59.62%.

Compared to the same quarter last year, net interest income (tax equivalent) increased by $488 thousand to $168.4 million, while non-interest income increased $9.3 million to $103.3 million. The securities losses this quarter resulted mainly from private equity activities and compared to net gains of $4.9 million in the 4th quarter of 2011. Non-interest expense for the current quarter totaled $158.3 million, a slight increase over the same period last year. The provision for loan losses totaled $8.3 million, representing a decrease of $3.8 million from the amount recorded in the same quarter last year.

Balance Sheet Review
During the 4th quarter of 2012, average loans, including loans held for sale, increased $174.5 million compared to the previous quarter and increased $488.8 million, or 5.3%, compared to the same period last year. The increase in average loans over the previous quarter resulted from increases in most lending categories including growth in business (up $23.2 million), business real estate and construction (up $23.2 million), personal real estate (up $48.7 million) and consumer loans (up $67.5 million, mainly in automobile and fixed rate home equity loans). Consumer credit card loans also increased on average by $18.7 million. Growth in business loans mainly resulted from higher leasing activities while demand for construction and business real estate loans improved this quarter with modest loan growth. Demand for consumer automobile lending remained strong as average outstanding balances grew by $91.5 million. However, marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $21.0 million, while home equity lines of credit also declined by $7.4 million.

Total available for sale investment securities (excluding fair value adjustments) averaged $9.0 billion this quarter, up $257.3 million when compared to the previous quarter. Purchases of new securities, totaling $1.3 billion in the 4th quarter of 2012, were offset by maturities and pay downs of $734.9 million. At December 31, 2012, the duration of the investment portfolio was 2.4 years, and maturities and pay downs of approximately $2.2 billion are expected to occur during the next 12 months.

Total average deposits increased $720.7 million, or 4.3%, during the 4th quarter of 2012 compared to the previous quarter. This increase in average deposits resulted mainly from growth in business demand (increase of $429.3 million) and money market (increase of $222.6 million) accounts. Certificate of deposit (CD) accounts also increased slightly mainly from growth in short-term jumbo CD's. Overall, $411.9 million of the deposit growth this quarter came from commercial deposits while the remaining $308.8 million in deposit growth was mostly from private banking and retail banking customers. The average loans to deposits ratio in the current quarter was 55.5%, compared to 56.9% in the previous quarter.

During the current quarter, the Company's average borrowings declined $91.9 million compared to the previous quarter, mainly due to lower federal funds purchased this quarter.

Net Interest Income
Net interest income (tax equivalent) in the 4th quarter of 2012 amounted to $168.4 million compared with $159.9 million in the previous quarter, or an increase of $8.5 million. Net interest income this quarter increased slightly compared to the 4th quarter of last year. During the 4th quarter of 2012, the net yield on earning assets (tax equivalent) was 3.35%, compared with 3.30% in the previous quarter and 3.44% in the same period last year.

The increase in net interest income (tax equivalent) in the 4th quarter of 2012 compared to the previous quarter was mainly due to an increase in inflation interest of $4.5 million on the Company's inflation-protected securities as a result of the higher Consumer Price Indices published this quarter, on which this interest is based. Inflation income totaled $3.1 million this quarter. Also, the Company received a special dividend on a private equity investment this quarter totaling $2.2 million; however, a related offsetting fair value adjustment of $1.4 million was recorded on the same investment in net securities losses.

Compared to the previous quarter, interest on loans declined $937 thousand (tax-equivalent) as a result of lower average rates of 12 basis points offset by higher balances. The average rate on investment securities increased 30 basis points to 2.59% partly due to the higher inflation and dividend income mentioned above coupled with higher overall average balances. Also, rates on mortgage-backed securities increased due to lower premium amortization (reduction in amortization expense of $1.7 million) as prepayment speeds slowed.

Interest expense on deposits declined $412 thousand in the 4th quarter of 2012 compared with the previous quarter as overall rates declined slightly. Interest expense on borrowings also declined slightly.

Non-Interest Income
In the 4th quarter of 2012, total non-interest income amounted to $103.3 million, an increase of $9.3 million, or 9.9%, compared to the same period last year. Also, current quarter non-interest income increased $2.4 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to an increase in bank card fees, coupled with growth in trust fees and higher tax credit fee income.

Total bank card fees in the current quarter increased $5.4 million, or 14.9%, over the same period last year as a result of a 25.3% increase in corporate card fees, which totaled $18.9 million this quarter. Merchant and credit card fees also grew by 7.8% and 10.3%, respectively, reflecting increased holiday sales volumes and a 5th billing weekend in December not present in 2011. Debit card fees grew by 5.3% and totaled $8.8 million this quarter.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2012

Trust fees for the quarter increased 10.2% compared to the same period last year, resulting mainly from growth in private client (up 10.5%) and institutional (up 12.3%) trust fees. Deposit account fees declined $322 thousand, or 1.6%, compared to last year as overdraft fees declined by $1.1 million, but were offset by growth in various other deposit fees of $986 thousand, or 38.8%. Capital market fees declined $516 thousand with low interest rates reducing correspondent bank demand for bonds this quarter. Other non-interest income grew by $2.2 million this quarter compared to the same period last year partly due to higher fees on sales of tax credits, which grew by $577 thousand, and additional swap fee income of $225 thousand. Also, in the 4th quarter of 2011 the Company wrote down the value of certain banking properties held for sale by $874 thousand, which did not reoccur this quarter.

Investment Securities Gains and Losses
Net securities losses, related mostly to private equity fair value adjustments, amounted to $3.7 million in the 4th quarter of 2012, compared to net gains of $3.2 million in the previous quarter and net gains of $4.9 million in the same quarter last year. The current quarter included unrealized net losses of $3.9 million on these private equity investments, coupled with a reduction to minority interest expense related to these losses totaling $461 thousand which is included in non-controlling interest expense. Year to date net gains and fair value adjustments on private equity investments totaled $6.0 million in 2012 compared with $13.2 million in 2011.

Also during the current quarter, the Company recorded credit-related impairment losses of $263 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $557 thousand in the previous quarter and $782 thousand in the same quarter last year. The cumulative credit-related impairment on these bonds totaled $11.3 million at quarter end. At December 31, 2012, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $101.7 million, compared to $124.8 million at December 31, 2011.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $158.3 million, an increase of $2.2 million over the same quarter last year and an increase of $4.9 million compared to the previous quarter. Compared to the 4th quarter of last year, salaries and benefits expense increased $6.5 million, or 7.4%, mainly due to an increase in salary costs of $2.0 million, or 3.4%, coupled with higher incentives paid which included a $1.1 million increase due to timing changes on expense for several commercial card incentive plans. Nearly half of the increased salaries costs resulted from staff investments in the trust, commercial card and mortgage servicing areas. Medical costs also increased by $1.2 million, or 29.2%, this quarter compared to last year as self-insured claims increased. Full-time equivalent employees totaled 4,708 and 4,745 at December 31, 2012 and 2011, respectively.

Compared to the 4th quarter of last year, occupancy, equipment and marketing expense declined $1.4 million on a combined basis mainly due to lower depreciation and reductions in property repairs and marketing expenditures. Data processing and software costs grew by $895 thousand, or 5.0%. This growth included higher data processing and bank card-related costs, but was partly offset by the renegotiation of a new merchant processing contract, which reduced 4th quarter costs by $523 thousand. Other non-interest expense in the 4th quarter of 2011 included the reversal of a VISA indemnification obligation of $3.1 million (lowering expense) that did not reoccur in 2012.

Income Taxes
The effective tax rate for the Company was 29.3% in the current quarter, compared with 32.8% in the previous quarter and 32.4% in the 4th quarter of 2011. The lower rate in the current quarter resulted partly from tax benefits on the special dividend paid in the 4th quarter to the Company's employee stock ownership plan.

Credit Quality
Net loan charge-offs in the 4th quarter of 2012 amounted to $10.8 million, compared with $9.1 million in the prior quarter and $15.6 million in the 4th quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .45% in the current quarter compared to .38% in the previous quarter.

For the 4th quarter of 2012, annualized net loan charge-offs on average consumer credit card loans amounted to 3.24%, compared with 3.42% in the previous quarter and 3.78% in the same period last year. Consumer loan net charge-offs for the quarter amounted to .54% of average consumer loans, compared to .59% in the previous quarter and .96% in the same quarter last year. The provision for loan losses for the current quarter totaled $8.3 million, an increase of $2.7 million over the previous quarter and $3.8 million lower than in the same period last year. The current quarter provision for loan losses was $2.5 million less than net loan charge-offs for the current quarter, as credit quality in the loan portfolio continued to improve. As a result, the allowance for loan losses was reduced to $172.5 million. At December 31, 2012 the allowance was 1.75% of total loans, excluding loans held for sale, and was 336% of total non-accrual loans.

At December 31, 2012, total non-performing assets amounted to $64.9 million, a decrease of $8.6 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($51.4 million) and foreclosed real estate ($13.5 million). At December 31, 2012, the balance of non-accrual loans, which represented .52% of loans outstanding, included business real estate loans of $17.3 million, construction and land loans of $13.7 million and business loans of $13.1 million. Loans more than 90 days past due and still accruing interest totaled $15.3 million at December 31, 2012.

Other
During the quarter ended December 31, 2012, the Company paid a 5% stock dividend and also paid a special cash dividend of $1.50 per share in addition to its normal cash dividend of $.23 per share. The Company also purchased approximately 774,000 shares of treasury stock at an average cost of $37.93 per share (per share price of $36.12 as adjusted for the 5% stock dividend).

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.